                                                                    EXHIBIT 11.1




                       COMPUTATIONS OF NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.


                                                        For the three months ended         For the six months ended
                                                                  June 30,                       June 30,
                                                        ---------------------------     -----------------------------
                                                            2000            1999            2000             1999
                                                        ------------     ----------     ------------     ------------

Numerator:
    Numerator for basic and diluted loss per share -
    NET LOSS                                            $ (2,974,983)    $ (821,969)    $ (7,200,073)    $ (1,604,777)
                                                        ============     ==========     ============     ============

Denominator:
    Denominator for basic loss per share -
    Weighted average shares                               79,922,566     48,838,776       77,394,364       47,050,875

Effect of dilutive securities:
    Stock options and warrants                                  --             --               --               --


    Dilutive potential common shares                            --             --               --               --
                                                        ------------     ----------     ------------     ------------

    Denominator for diluted earnings per share -
    adjusted weighted average shares and assumed
    conversions                                           79,922,566     48,838,776       77,394,364       47,050,875
                                                        ============     ==========     ============     ============

    BASIC LOSS PER SHARE                                $     (0.037)    $   (0.017)    $     (0.093)    $     (0.034)
                                                        ============     ==========     ============     ============
    DILUTED LOSS PER SHARE                              $     (0.037)    $   (0.017)    $     (0.093)    $     (0.034)
                                                        ============     ==========     ============     ============


As MigraTEC incurred a net loss for the three and six months ended June 30, 2000 and 1999, there were no adjustments for potentially dilutive securities as the adjustments would have been anti-dilutive.